Exhibit 99.1
Brantley Capital Shareholders Approve Sale of Assets and Plan of Liquidation
PURCHASE, N.Y.—April 11, 2007—Brantley Capital Corporation (BBDC.PK) (the “Fund”) announced that a special meeting of stockholders was held today and that preliminary voting results indicate that a proposal to sell substantially all of the Fund’s investment assets to Venture Capital Fund of America III, Inc., and to adopt the Fund’s Plan of Liquidation and Dissolution was approved.
The closing of the sale of substantially all of the Fund’s investment assets is expected to occur no later than May 1, 2007. As soon as practicable following the sale of the Fund’s investment assets, the Plan of Liquidation and Dissolution will be effective and the Fund will not engage in any business activities except for the purpose of winding up its business affairs and resolving certain litigation and insurance issues.
The timing and amount of liquidating distributions will depend upon the resolution of various claims and contingencies, including pending litigation involving the Company. There can be no assurance that any liquidating payment will be made in the near future.
About Brantley Capital Corporation
 Brantley Capital Corporation is a publicly-traded business development company primarily providing equity and long-term debt financing to small and medium-sized private companies throughout the United States. The Company’s investment objective is to achieve long-term capital appreciation in the value of its investments and to provide current income primarily from interest, dividends and fees paid by its portfolio companies.
Forward-Looking Statements
 The information contained in this press release may contain forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in the company’s periodic filings with the Securities and Exchange Commission.